Exhibit 99.1

OUTFRONT MEDIA REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Fourth quarter Revenues of $452.4 million
Operating Income of $91.3 million; Net income of $57.2 million, $0.40 per diluted share
Adjusted OIBDA of $143.8 million
AFFO of $98.0 million
Quarterly dividend of $0.36 per share, payable March 29, 2019

NEW YORK, February 26, 2019 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter and full year ended December 31, 2018.

“Very strong financial results in the fourth quarter were driven by great execution and our digital investments, with total revenues up 12.7%, Adjusted OIBDA up 18.7%, and AFFO up 18.4%,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “Our business accelerated on every level, with growth across transit, billboard, local and national. The industry is in great shape and we see our good momentum continuing as we begin 2019.”

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in Millions, except per share amounts	2018	2017	2018	2017
Revenues	$452.4	$401.3	$1,606.2	$1,520.5
Organic Revenues	451.0	400.4	1,586.5	1,513.2
Operating Income[1]	91.3	70.4	234.8	241.7
Adjusted OIBDA	143.8	121.1	479.5	444.1
Net Income	57.2	35.5	107.9	125.8
Earnings per share[1]	$0.40	$0.25	$0.75	$0.90
Funds From Operations (FFO)	96.4	75.5	301.0	277.3
Adjusted FFO (AFFO)	98.0	82.8	299.7	277.6
Shares Outstanding[2]	140.1	139.1	139.6	138.9
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) Includes $42.9 million goodwill impairment charge in the second quarter of 2018; Per share for diluted earnings per share; 2) Diluted Weighted-Averages Shares Outstanding

Fourth Quarter 2018 Results

Consolidated
Reported revenues of $452.4 million increased $51.1 million, or 12.7%, for the fourth quarter of 2018 as compared to the same prior-year period. On an organic basis, revenues of $451.0 million increased $50.6 million, or 12.6%.

Reported billboard revenues of $302.1 million increased $25.7 million, or 9.3%. On an organic basis, billboard revenues increased 9.6% due primarily to an increase in yield and the growth in revenues from digital billboard conversions.

Reported transit and other revenues of $150.3 million increased $25.4 million, or 20.3%, due primarily to an increase in yield and the net effect of won and lost franchises in the period. On an organic basis, transit and other revenues increased 19.4% due to an increase in yield and the net effect of won and lost franchises in the period.

Total Operating expenses of $235.5 million increased $18.1 million, or 8.3%, due primarily to transit franchise expenses related to the addition of our Bay Area Rapid Transit ("BART") transit franchise agreement, higher transit franchise expenses due to higher transit revenues, higher posting, maintenance and other expenses, and higher billboard lease expense. Selling, General and Administrative expenses (“SG&A”) of $77.9 million increased $10.7 million, or 15.9%, due primarily to higher compensation and other employee-related costs and higher strategic business development costs.

Adjusted OIBDA of $143.8 million increased $22.7 million, or 18.7%.

Segment Results

U.S. Media
Reported and organic revenues of $410.0 million increased $40.7 million, or 11.0%, reflecting an increase in billboard revenues of 8.5% due to an increase in yield and growth in revenues from digital billboard conversions. Transit and other revenues increased 16.9% driven by an increase in yield and the net effect of won and lost franchises in the period.

Operating expenses increased $15.0 million, or 7.7%, due primarily to higher franchise expenses due to higher transit revenues, higher billboard lease expenses and higher posting, maintenance and other expenses, including digital operations. SG&A expenses increased $10.0 million, or 22.1%, due primarily to higher compensation and other employee-related costs and higher strategic business development costs.

Adjusted OIBDA of $143.9 million increased $15.7 million, or 12.2%.

Other
Reported revenues of $42.4 million increased $10.4 million, or 32.5%, due primarily to improved performance in Canada, the impact of a new accounting standard in our Sports Marketing operating segment, and increased third-party digital equipment sales. Organic revenues increased $9.9 million, or 31.8%, due primarily to improved performance in Canada and increased third-party digital equipment sales.

Operating expenses increased $3.1 million, or 14.4%, driven by the impact of a new accounting standard in our Sports Marketing operating segment and higher costs related to third-party digital equipment sales. SG&A expenses increased $1.2 million, or 17.4%, driven primarily by higher expenses related to our Sports Marketing operating segment.

Adjusted OIBDA was $9.7 million as compared to $3.6 million in the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation and restructuring charges, decreased $0.9 million to $9.8 million, due primarily to lower professional fees. Stock-based compensation increased $0.4 million, or 9.1%, due to changes in headcount.

Full Year 2018 Results

Consolidated
Reported revenues of $1,606.2 million increased $85.7 million or 5.6% for the year December 31, 2018 as compared to the same prior-year period. On an organic basis, revenues of $1,586.5 million increased 4.8%.

Reported billboard revenues of $1,112.4 million increased $53.4 million, or 5.0%, due primarily to an increase in average revenue per display (yield), growth in revenues from digital billboard conversions and the acquisition of digital billboards in Canada, partially offset by lower proceeds from condemnations. On an organic basis, billboard revenues increased 4.6% due primarily to an increase in average revenue per display (yield) and the growth in revenues from digital billboard conversions, partially offset by lower proceeds from condemnations.

Reported transit and other revenues of $493.8 million increased $32.3 million, or 7.0%, due to the net effect of won and lost franchises in the period, an increase in yield, and the impact of a new accounting standard on our Sports Marketing operating segment. On an organic basis, transit and other revenues increased 5.5% due to an increase in yield and the net effect of won and lost franchises in the period.

Total Operating expenses of $859.9 million increased $24.7 million, or 3.0%, due primarily to higher posting, maintenance and other expenses from increased digital operations, higher billboard property lease expense from the new New York Metropolitan Transportation Authority ("MTA") billboard agreement and higher variable rent related to the increase in revenue, the acquisition of digital billboards in Canada, and the impact of a new accounting standard in our Sports Marketing operating segment, partially offset by a net reduction in transit franchise expenses primarily driven by the terms of the new MTA transit franchise agreement. SG&A expenses of $287.0 million increased $25.3 million, or 9.7%, due primarily to higher compensation and other employee-related costs and higher strategic business development costs, partially offset by lower bad debt expense.

Adjusted OIBDA of $479.5 million decreased $35.4 million, or 8.0%.

Segment Results

U.S. Media
Reported and organic revenues of $1,466.8 million increased $60.3 million, or 4.3%, reflecting an increase in billboard revenues due to an increase in yield and growth in revenues from digital billboard conversions, partially offset by lower proceeds from condemnations. Transit and other revenues were up 4.3% driven by an increase in yield and the net effect of won and lost franchises in the period.

Operating expenses increased $13.4 million, or 1.8%, due primarily to higher billboard property lease expense due to the new MTA billboard agreement, higher costs related to third-party digital equipment sales, and growth in digital displays, partially offset by a reduction in transit franchise expenses driven by the terms of the new MTA transit franchise agreement. SG&A expenses increased $24.8 million, or 14.3%, due primarily to higher compensation and other employee-related costs, higher strategic business development costs, and higher professional fees, partially offset by lower bad debt expense.

Adjusted OIBDA of $500.2 million increased $22.1 million, or 4.6%.

Other
Reported revenues of $139.4 million increased $25.4 million, or 22.3%, due primarily to the acquisition of digital billboards in Canada, the impact of a new accounting standard in our Sports Marketing operating segment and increased third-party digital equipment sales. Organic revenues increased $13.0 million, or 12.2%, due primarily to improved performance in Canada and increased third-party digital equipment sales.

Operating expenses increased $11.3 million, or 14.0%, driven by the impact of a new accounting standard in our Sports Marketing operating segment, the acquisition of digital billboards in Canada, and higher costs related to third-party digital equipment sales. SG&A expenses increased $5.2 million, or 20.9%, driven primarily by the impact of a new accounting standard in our Sports Marketing operating segment and the acquisition of digital billboards in Canada.

Adjusted OIBDA was $17.3 million as compared to $8.4 million in the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation and restructuring charges, decreased $4.4 million to $38.0 million due primarily to lower compensation-related expenses in 2018 and one-time expenses in 2017, including higher professional fees and costs incurred in connection with amending the agreements governing our senior secured credit facilities. Stock-based compensation decreased $0.3 million to $20.2 million due to changes in headcount.

Interest Expense
Net Interest expense in the fourth quarter of 2018 was $32.7 million, including amortization of deferred financing costs of $1.5 million, compared to $31.0 million in the same prior-year period, including amortization of deferred financing costs of $1.5 million. The increase was due primarily to a higher weighted average cost of debt at

December 31, 2018 of 5.1% compared to 4.8% in the prior-year period, a higher outstanding debt balance and letter of credit facility fees associated with our new MTA transit agreement in 2018.

Income Taxes
The income tax provision was $2.5 million in the fourth quarter of 2018 as compared to $4.9 million in the fourth quarter of 2017.  Cash paid for income taxes in the year ended December 31, 2018 was $8.4 million, including payments made during 2018 related to 2017 income taxes and the payment of taxes on built-in gains on properties sold.

Net Income
Net income was $57.2 million in the fourth quarter of 2018 as compared to net income of $35.5 million in the same prior-year period. Diluted weighted average shares outstanding were 140.1 million for the fourth quarter of 2018 and 139.1 million for the same prior-year period. Net income per common share for diluted earnings per weighted average share was $0.40 for the fourth quarter of 2018 as compared to $0.25 in the same prior-year period.

FFO & AFFO
FFO was $96.4 million in the fourth quarter of 2018, an increase of $20.9 million, or 27.7%, from the same prior-year period, driven primarily by higher net income. AFFO was $98.0 million in the fourth quarter of 2018, an increase of $15.2 million, or 18.4%, from the same prior-year period due primarily to higher net income adjusted for non-cash items, partially offset by higher maintenance capital expenditures and higher cash paid for lease acquisition costs.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $214.3 million for the year ended December 31, 2018 decreased $35.0 million, or 14.0%, compared to $249.3 million during the same prior-year period, principally as a result of prepaid MTA equipment deployment costs, partially offset by higher net income, as adjusted for non-cash items. Total capital expenditures increased 16.2% to $82.3 million for the year ended December 31, 2018.

Dividends
In the year ended December 31, 2018, we paid cash dividends of $203.9 million. We announced on February 26, 2019, that our board of directors has approved a quarterly cash dividend on our common stock of $0.36 per share payable on March 29, 2019, to shareholders of record at the close of business on March 8, 2019.

Balance Sheet and Liquidity
As of December 31, 2018, our liquidity position included unrestricted cash of $52.7 million and $364.0 million of availability under our $430.0 million revolving credit facility, net of $66.0 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility, and $15.0 million of additional availability under our accounts receivable securitization facility, net of $85.0 million in borrowings outstanding as of December 31, 2018. We received net proceeds of $15.3 million related to the sale of 750,000 shares of our common stock under our $300 million at-the-market equity offering program during the three months ended December 31, 2018. Total debt outstanding at December 31, 2018 was $2.3 billion, excluding $20.4 million of deferred financing costs. Total debt outstanding includes a $670.0 million term loan and $1.5 billion of senior unsecured notes, net of discounts and premiums, $85.0 million of borrowings under our accounts receivable securitization facility and $75.0 million of borrowings under our repurchase facility.

Conference Call
We will host a conference call to discuss the results on February 26, 2019 at 4:30 p.m. Eastern Time. The conference call numbers are 888-204-4368 (U.S. callers) and 323-794-2423 (International callers) and the passcode for both is 6168626. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.OUTFRONTmedia.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.OUTFRONTmedia.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT is implementing digital technology that will fundamentally change the ways advertisers engage audiences on-the-go.

Contact:
Investors:	Media:
Gregory Lundberg	Carly Zipp
Senior Vice President, Investor Relations	Director of Communications
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with significant acquisitions and divestitures, revenues associated with business lines we no longer operate, and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period.  We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges and impairment charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.  It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. We calculate Funds From Operations ("FFO") in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) adjusted to exclude gains and losses from the sale of real estate assets, impairment charges, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments, as well as the related income tax effect of adjustments, as applicable. We calculate Adjusted AFFO ("AFFO") as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes costs related to restructuring charges, as well as certain non-cash items, including non-real estate depreciation and amortization, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs, and the non-cash portion of income taxes, as well as the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss), the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-7 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners; taxes, fees and registration requirements; our ability to obtain and renew key municipal contracts on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; diverse risks in our Canadian business; a breach of our security measures; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets before July 17, 2019, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the Internal Revenue Service (the “IRS”) may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing  operating partnerships as part of our REIT structure; U.S. federal tax reform legislation could affect us in ways that are difficult to anticipate; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 14

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2018	2017	2018	2017
Revenues:
Billboard	$302.1	$276.4	$1,112.4	$1,059.0
Transit and other	150.3	124.9	493.8	461.5
Total revenues	452.4	401.3	1,606.2	1,520.5
Expenses:
Operating	235.5	217.4	859.9	835.2
Selling, general and administrative	77.9	67.2	287.0	261.7
Restructuring charges	0.7	0.1	2.1	6.4
Net gain on dispositions	(1.3)	(0.7)	(5.5)	(14.3)
Impairment charge	—	—	42.9	—
Depreciation	22.5	21.4	85.9	89.7
Amortization	25.8	25.5	99.1	100.1
Total expenses	361.1	330.9	1,371.4	1,278.8
Operating income	91.3	70.4	234.8	241.7
Interest expense, net	(32.7)	(31.0)	(125.7)	(116.9)
Other income (expense), net	(0.3)	—	(0.4)	0.3
Income before provision for income taxes and equity in earnings of investee companies	58.3	39.4	108.7	125.1
Provision for income taxes	(2.5)	(4.9)	(4.9)	(4.1)
Equity in earnings of investee companies, net of tax	1.4	1.0	4.1	4.8
Net income	$57.2	$35.5	$107.9	$125.8

Net income per common share:
Basic	$0.40	$0.25	$0.76	$0.90
Diluted	$0.40	$0.25	$0.75	$0.90

Weighted average shares outstanding:
Basic	139.7	138.6	139.3	138.5
Diluted	140.1	139.1	139.6	138.9

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 14

	As of
(in millions)	December 31, 2018	December 31, 2017
Assets:
Current assets:
Cash and cash equivalents	$52.7	$48.3
Restricted cash	1.4	—
Receivables, less allowances of $10.7 in 2018 and $11.5 in 2017	264.9	231.1
Prepaid lease and transit franchise costs	69.3	68.6
Prepaid MTA equipment deployment costs	18.9	4.7
Other prepaid expenses	13.9	13.5
Other current assets	8.4	9.8
Total current assets	429.5	376.0
Property and equipment, net	652.9	662.1
Goodwill	2,079.7	2,128.0
Intangible assets	537.2	580.9
Prepaid MTA equipment deployment costs	60.6	—
Other assets	68.8	61.2
Total assets	$3,828.7	$3,808.2

Liabilities:
Current liabilities:
Accounts payable	$68.4	$56.1
Accrued compensation	47.1	34.6
Accrued interest	19.1	16.1
Accrued lease costs	32.3	30.5
Other accrued expenses	31.2	42.3
Deferred revenues	29.8	21.3
Short-term debt	160.0	80.0
Other current liabilities	14.7	18.7
Total current liabilities	402.6	299.6
Long-term debt	2,149.6	2,145.3
Deferred income tax liabilities, net	17.0	19.6
Asset retirement obligation	34.2	34.7
Other liabilities	80.0	82.4
Total liabilities	2,683.4	2,581.6

Commitments and contingencies

Stockholders’ equity:
Common stock (2018 - 450.0 shares authorized, and 140.2 shares issued and outstanding; 2017 - 450.0 shares authorized, and 138.6 shares authorized, issued or outstanding)	1.4	1.4
Additional paid-in capital	1,995.0	1,963.0
Distribution in excess of earnings	(871.6)	(775.6)
Accumulated other comprehensive loss	(22.0)	(7.7)
Total stockholders’ equity	1,102.8	1,181.1
Non-controlling interests	42.5	45.5
Total equity	1,145.3	1,226.6
Total liabilities and equity	$3,828.7	$3,808.2

Exhibit 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 14

	Year Ended
	December 31,
(in millions)	2018	2017
Operating activities:
Net income	$107.9	$125.8
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	185.0	189.8
Deferred tax benefit	(0.4)	(4.9)
Stock-based compensation	20.2	20.5
Provision for doubtful accounts	1.9	4.4
Accretion expense	2.4	2.3
Net gain on dispositions	(5.5)	(14.3)
Impairment charge	42.9	—
Equity in earnings of investee companies, net of tax	(4.1)	(4.8)
Distributions from investee companies	3.0	7.3
Amortization of deferred financing costs and debt discount and premium	5.7	6.1
Cash paid for direct lease acquisition costs	(41.3)	(39.2)
Change in assets and liabilities, net of investing and financing activities:
Increase in receivables	(37.2)	(9.5)
Increase in prepaid MTA equipment deployment costs	(74.8)	(4.7)
(Increase) decrease in prepaid expenses and other current assets	(0.2)	0.2
Increase (decrease) in accounts payable and accrued expenses	21.7	(31.9)
Increase in deferred revenues	8.5	0.8
Increase (decrease) in income taxes	(3.1)	2.1
Other, net	(18.3)	(0.7)
Net cash flow provided by operating activities	214.3	249.3

Investing activities:
Capital expenditures	(82.3)	(70.8)
Acquisitions	(7.0)	(69.2)
MTA franchise rights	(13.3)	(0.9)
Proceeds from dispositions	7.9	5.6
Return of investment in investee companies	4.3	—
Net cash flow used for investing activities	(90.4)	(135.3)

Financing activities:
Proceeds from long-term debt borrowings	104.0	8.3
Repayments of long-term debt borrowings	(104.0)	—
Proceeds from borrowings under short-term debt facilities	245.0	250.0
Repayments of borrowings under short-term debt facilities	(165.0)	(170.0)
Payments of deferred financing costs	(0.3)	(8.5)
Proceeds from shares issued under the ATM Program	15.3	—
Proceeds from stock option exercises	—	1.2
Earnout payment related to prior acquisition	(0.4)	(2.0)
Taxes withheld for stock-based compensation	(8.4)	(8.5)
Dividends	(203.9)	(201.8)
Other	—	(0.2)
Net cash flow used for financing activities	(117.7)	(131.5)

Exhibit 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 14

	Year Ended
	December 31,
(in millions)	2018	2017
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	0.6
Net increase (decrease) in cash, cash equivalents and restricted cash	5.8	(16.9)
Cash, cash equivalents and restricted cash at beginning of year	48.3	65.2
Cash, cash equivalents and restricted cash at end of year	$54.1	$48.3

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8.4	$6.8
Cash paid for interest	117.5	111.0

Non-cash investing and financing activities:
Accrued purchases of property and equipment	$5.8	$9.5
Accrued MTA franchise rights	1.4	—
Issuance of shares of a subsidiary for an acquisition	—	44.6
Acquisitions	—	(13.3)
Dispositions	—	13.3

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 14

	Three Months Ended December 31, 2018
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$280.7	$21.4	$—	$302.1
Transit and other	129.3	21.0	—	150.3
Total revenues	$410.0	$42.4	$—	$452.4
Organic revenues(a)
Billboard	$280.7	$21.4	$—	$302.1
Transit and other	129.3	19.6	—	148.9
Total organic revenues(a)	$410.0	$41.0	$—	$451.0
Non-organic revenues(b):
Billboard	$—	$—	$—	$—
Transit and other	—	1.4	—	1.4
Total non-organic revenues(b)	$—	$1.4	$—	$1.4

Operating income (loss)	$102.4	$3.9	$(15.0)	$91.3
Restructuring charges	0.3	—	0.4	0.7
Net gain on dispositions	(1.3)	—	—	(1.3)
Depreciation and amortization	42.5	5.8	—	48.3
Stock-based compensation	—	—	4.8	4.8
Adjusted OIBDA	$143.9	$9.7	$(9.8)	$143.8

Adjusted OIBDA margin	35.1%	22.9%	*	31.8%

Capital expenditures	$19.0	$1.2	$—	$20.2

	Three Months Ended December 31, 2017
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$258.7	$17.7	$—	$276.4
Transit and other	110.6	14.3	—	124.9
Total revenues	$369.3	$32.0	$—	$401.3
Organic revenues(a)
Billboard	$258.7	$17.0	$—	$275.7
Transit and other	110.6	14.1	—	124.7
Total organic revenues(a)	$369.3	$31.1	$—	$400.4
Non-organic revenues(b):
Billboard	$—	$0.7	$—	$0.7
Transit and other	—	0.2	—	0.2
Total non-organic revenues(b)	$—	$0.9	$—	$0.9

Operating income (loss)	$88.5	$(3.0)	$(15.1)	$70.4
Restructuring charges	—	0.1	—	0.1
Net (gain) loss on dispositions	(0.8)	0.1	—	(0.7)
Depreciation and amortization	40.5	6.4	—	46.9
Stock-based compensation	—	—	4.4	4.4
Adjusted OIBDA	128.2	3.6	(10.7)	121.1

Adjusted OIBDA margin	34.7%	11.3%	*	30.2%

Capital expenditures	$9.3	$2.9	$—	$12.2

	Year Ended December 31, 2018
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$1,040.8	$71.6	$—	$1,112.4
Transit and other	426.0	67.8	—	493.8
Total revenues	$1,466.8	$139.4	$—	$1,606.2
Organic revenues(a)
Billboard	$1,040.8	$58.9	$—	$1,099.7
Transit and other	426.0	60.8	—	486.8
Total organic revenues(a)	$1,466.8	$119.7	$—	$1,586.5
Non-organic revenues(b):
Billboard	$—	$12.7	$—	$12.7
Transit and other	—	7.0	—	7.0
Total non-organic revenues(b)	$—	$19.7	$—	$19.7

Operating income (loss)	$342.8	$(49.4)	$(58.6)	$234.8
Restructuring charges	0.9	0.8	0.4	2.1
Net gain on dispositions	(5.3)	(0.2)	—	(5.5)
Impairment charge	—	42.9	—	42.9
Depreciation and amortization	161.8	23.2	—	185.0
Stock-based compensation	—	—	20.2	20.2
Adjusted OIBDA	$500.2	$17.3	$(38.0)	$479.5

Adjusted OIBDA margin	34.1%	12.4%	*	29.9%

Capital expenditures	$73.0	$9.3	$—	$82.3

	Year Ended December 31, 2017
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$997.9	$61.1	$—	$1,059.0
Transit and other	408.6	52.9	—	461.5
Total revenues	$1,406.5	$114.0	$—	$1,520.5
Organic revenues(a)
Billboard	$997.9	$53.9	$—	$1,051.8
Transit and other	408.6	52.8	—	461.4
Total organic revenues(a)	$1,406.5	$106.7	$—	$1,513.2
Non-organic revenues(b):
Billboard	$—	$7.2	$—	$7.2
Transit and other	—	0.1	—	0.1
Total non-organic revenues(b)	$—	$7.3	$—	$7.3

Operating income (loss)	$320.6	$(16.0)	$(62.9)	$241.7
Restructuring charges	2.3	4.1	—	6.4
Net (gain) loss on dispositions	(14.4)	0.1	—	(14.3)
Depreciation and amortization	169.6	20.2	—	189.8
Stock-based compensation	—	—	20.5	20.5
Adjusted OIBDA	478.1	8.4	(42.4)	444.1

Adjusted OIBDA margin	34.0%	7.4%	*	29.2%

Capital expenditures	$63.9	$6.9	$—	$70.8

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 14

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2018	2017	2018	2017
Net income	$57.2	$35.5	$107.9	$125.8
Depreciation of billboard advertising structures	18.1	17.1	69.1	76.2
Amortization of real estate-related intangible assets	10.9	12.1	42.7	48.2
Amortization of direct lease acquisition costs	11.5	10.5	43.2	40.0
Net gain on disposition of real estate assets	(1.3)	(0.7)	(5.5)	(14.3)
Impairment charge	—	—	42.9	—
Adjustment related to equity-based investments	—	0.1	0.2	0.5
Income tax effect of adjustments(c)	—	0.9	0.5	0.9
FFO	$96.4	$75.5	$301.0	$277.3

FFO	$96.4	$75.5	$301.0	$277.3
Non-cash portion of income taxes	1.3	3.8	(3.5)	(3.6)
Cash paid for direct lease acquisition costs	(11.1)	(9.2)	(41.3)	(39.2)
Maintenance capital expenditures	(5.0)	(2.5)	(18.6)	(19.9)
Restructuring charges	0.7	0.1	2.1	6.4
Other depreciation	4.4	4.3	16.8	13.5
Other amortization	3.4	2.9	13.2	11.9
Stock-based compensation	4.8	4.4	20.2	20.5
Non-cash effect of straight-line rent	1.0	1.5	1.9	3.4
Accretion expense	0.6	0.5	2.4	2.3
Amortization of deferred financing costs	1.5	1.5	5.7	6.1
Income tax effect of adjustments(d)	—	—	(0.2)	(1.1)
AFFO	$98.0	$82.8	$299.7	$277.6
Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 14

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Adjusted OIBDA	$143.8	$121.1	$479.5	$444.1
Interest expense, net, less amortization of deferred financing fees	(31.2)	(29.5)	(120.0)	(110.8)
Cash paid for income taxes	(1.2)	(0.2)	(8.4)	(6.8)
Cash paid for direct lease acquisition costs	(11.1)	(9.2)	(41.3)	(39.2)
Maintenance capital expenditures	(5.0)	(2.5)	(18.6)	(19.9)
Equity in earnings of investee companies, net of tax	1.4	1.0	4.1	4.8
Adjustment related to equity-based investments	—	0.1	0.2	0.5
Non-cash effect of straight-line rent	1.0	1.5	1.9	3.4
Accretion expense	0.6	0.5	2.4	2.3
Other income (expense)	(0.3)	—	(0.4)	0.3
Income tax effect of adjustments (c)(d)	—	—	0.3	(1.1)
AFFO	$98.0	$82.8	$299.7	$277.6

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 14

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2018	2017	Change	2018	2017	Change
Operating expenses:
Billboard property lease	$100.0	$96.0	4.2%	$384.1	$371.2	3.5%
Transit franchise	69.5	62.5	11.2	233.8	238.0	(1.8)
Posting, maintenance and other	66.0	58.9	12.1	242.0	226.0	7.1
Total operating expenses	$235.5	$217.4	8.3	$859.9	$835.2	3.0

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 14

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2018	2017	Change	2018	2017	Change
U.S. Media:
Operating expenses	$210.9	$195.9	7.7%	$767.9	$754.5	1.8%
SG&A expenses	55.2	45.2	22.1	198.7	173.9	14.3

Other:
Operating expenses	24.6	21.5	14.4	92.0	80.7	14.0
SG&A expenses	8.1	6.9	17.4	30.1	24.9	20.9

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)	Organic revenues exclude revenues associated with a significant acquisition, the impact of a new accounting standard and the impact of foreign currency exchange rates ("non-organic revenues").

(b)
In the three months ended December 31, 2018, non-organic revenues reflect the impact of a new accounting standard. In the three months ended December 31, 2017, non-organic revenues reflect the impact of foreign currency exchange rates. In the twelve months ended December 31, 2018, non-organic revenues reflect an acquisition and the impact of a new accounting standard. In the twelve months ended December 31, 2017, non-organic revenues reflect an acquisition and the impact of foreign currency exchange rates.

(c)	Income tax effect related to Net gain on disposition of real estate assets.

(d)	Income tax effect related to Restructuring charges.

* Calculation not meaningful